Advisory Agreement

THIS AGREEMENT (the “Agreement”), dated as of July 10, 2019 by and between Pelican Delivers Inc., with headquarters at 5452 Pineridge Drive, Bremerton, WA 98311, a Washngton State corporation (the “Company”) with UBI #: 604-327-872 or its successor entity (if one is formed) and David N. Baker, Managing Member, Mercadyne Advisors LLC, a Nevada limited liability company (the “Advisor” or “Advisors”).

WHEREAS, the Company desires to retain the Advisors and the Advisors desire to be retained by the Company pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

Section 1. RETENTION.

(a)	The Company hereby retains the Advisors to perform the services set forth in this Section 1 (the “Services”), commencing on the date hereof and ending two years (2 years) from the date hereof, and the Advisors hereby accepts such retention.
(b)	The Advisors shall work with the Company and its management to create and implement a plan (the “Plan”) whereby the Company will position itself to favorably access the capital markets. The parties initially contemplate a going public transaction in the U.S. or Canada (preference in the U.S), whereby the Company will conduct either a simultaneous close of a reverse merger (reverse take-over in Canada) and PIPE (private investment in public equity) financing in the amount of $3 million; or filing an S1 registration statement (completing a prospectus offering in Canada) to go public and a financing in the amount of $3 million, before or after the registration statement (or prospectus offering) goes Effective (is “Qualified”). The plan is the list and trade on exchanges or electronic market places in both the U.S. and Canada, independent of the where (which country) the Company goes public,(the “Transactions”). The Company contemplates to raise this $3,000,000 in exchange for total equity as per Exhibit A (See capitalization table marked as Exhibit A and incorporated by reference to this agreement), subject to adjustment if the capital amount varies, Company’s equity incentive plan is adjusted, warrant amounts vary or other capitalization changes are made by, or subsequently agreed to by the Company and Advisors. Due to the inherent fluidity of the capital markets and the unsettled nature of the Company’s business plan and operations, the exact amounts of capital and equity to be issued, structure, path and timing of these contemplated transactions will be determined by the Advisors and the Company, working together in good faith, during the term of this Agreement.
(c)	The Advisors and Company agree that with respect to equity in the Company (as delineated in Exhibit A and incorporated by reference to this agreement), if the PIPE or other form of financing is conducted below the target pre-money valuation, such additional dilution will Not be subtracted from Advisors’ equity. However, should the Company’s PIPE or other financing transaction occur above the target pre-money valuation, Advisors will retain the additional equity in the Company as it relates to the additional equity created by corresponding valuation increase for the Company’s financing above the target pre-money valuation.

1

(d)	The Company understands that it will need to advance the funds for all or part of the public vehicle, into which the Company will/may merge and that all funds due will be paid out of escrow before closing of financing and going public transaction and before any funds are released to the Company.
(e)	The Company understands that all funds raised will be held in escrow prior to the closing of both the going public transaction (reverse merger or registration) and financing and that
(f)	The Company’s understands that the transaction expenses of this Transactions, including legal and audit costs and related direct transaction expenses, as defined by Advisors which is consistent with these type of Transactions will be paid directly by the Company. Such expenses include all legal expenses, PCAOB audit, private placement memorandum, subscription agreement and the Company’s “Super 8K” (analogous to final prospectus). Any additional public vehicle-related expenses and SEC or Canadian Securities filings, This may include general corporate work, “oversight” or legal work performed by non-transactional counsel, equity incentive plan creation/changes, entity conversion work, tax work, filings for individual officers and directors related to their specific stock holdings, ongoing public company SEC filings beyond the Super 8K, ongoing EDGARizing costs, etc., which will be paid by the Company.
(g)	The Plan will necessitate that the Company properly organize, memorialize and document its legal affairs such that the Company can withstand due diligence by potential investors, including, without limitation, identifying, drafting and adopting appropriate amendments to its articles of incorporation and bylaws, preparation of minutes of incorporator, shareholder and board meetings, securing protection for its intellectual property, and appropriately memorializing its agreements with any employees, vendors, and customers. The Advisors will assist the Company in identifying and retaining appropriate legal counsel and related professionals to assist the Company with these clean up tasks; if such is necessary.
(h)	The Plan will necessitate the preparation of detailed narrative disclosure about the Company by securities counsel and related professionals, which Advisors will assist the Company in identifying and retaining. Preparation of the disclosure will require extensive information provided by the Company and the continued assistance of the Company and its management team. The narrative portion of the Plan will include detailed disclosure regarding Company formation and business operations, products and services, current industry data, competition, management and organization, as well as detailing the Company’s sales, marketing and growth strategies, the Company’s investor presentations. The Advisors will assist in reviewing all of these company materials and providing examples and suggestions about such materials and presentation of such Company information to investors.
(i)	The Plan may necessitate the identification and recruitment of, certain executive positions, including a Chief Financial Officer and potentially in the future, at the behest and decision of the Company, a Chief Operating Officer, future board members to join the Company, which the Advisors will assist the Company in identifying and retaining.
(j)	The Plan will necessitate a liquid market for the Company’s stock. The Advisors will assist the Company in identifying and retaining qualified market makers, prospective open market investors and investor relations and public relations firms. The Company understand that investor relations and investor marketing as well as separately engaged social media strategy will be required as a public company to generate positive publicity for the Company and its stock in an effort to increase liquidity and valuation. Compensation for managing the Company’s investment community visibility program after the Company is public and trading will be additional and provided for in a separate agreement.
(k)	The Plan will necessitate identifying, describing and prioritizing the use of proceeds for funds received from each anticipated capital raise, including negotiating discounted or restructured payoffs or conversions into equity for amounts owed to existing creditors if any. The Advisors will assist the Company in devising a use of proceeds strategy for disclosure to potential capital investors and in implementing the strategy.

2

(l)	The Advisors will aid the Company in identifying institutions or accredited individuals, as well as investment banks that may be interested in a transaction or series of transactions with the Company, whether strategic or financial. This will include aiding the Company in connection with future rounds of financing in identifying, recruiting, negotiating and solidifying an agreement with an investment bank and registered broker dealer (or similarly registered Canadian investment bank) to conduct a future Registered Offering (Secondary, Shelf, ATM, etc.), with amount of such future financing contemplated but not quatified, as it will be subject to adjustment by the Company. The Advisors will analyze the initial responses received from any such potentially interested parties and will, as requested, endeavor to arrange and attend meetings between the parties. Advisors will assist the Company’s management in preparing for any such meeting. Advisors will assist the Company’s management in evaluating any proposals received and provide management an analysis of any proposed transactions.
(m)	The Company shall use its best efforts to provide Advisors with any and all information about the Company and access to senior management required to assist the Company in the preparation and implementation of the Plan.
(n)	The Services shall not include and Advisors shall not solicit investment or the offer or sale of any “security” within the meaning of section 2(a)(1) of the Securities Act of 1933, as amended, nor make any recommendations regarding securities or provide any analysis or advice regarding securities.
(o)	Advisors is not, and shall not act as, a “broker” or a “dealer” within the meaning of section 3(a)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required, nor by entering into or performing hereunder shall be required, to register as a broker or dealer under section 15 of the Exchange Act.

Section 2. COMPENSATION.

(a)	In consideration of the Services provided by Advisors for this Transaction and the mutual promises and covenants made herein, the Company agrees that upon the closing of the going public transaction, or any financing or both the financing and the going public transaction, that Advisors will own respective percentages, as described in Exhibit A of this agreement, (See capitalization table marked as Exhibit A and incorporated by reference to this agreement). Such shares conveyed to Advisors shall be evidenced by physical stock certificates and issued in the name of David N. Baker, or his assigns, as decided by David N. Baker. Such titling of stock certificates shall be according to and solely as decided by Advisors. The Company hereby agrees that when/as/if solely determined by Advisors, that the Company will provide Advisors with a subscription agreement evidencing purchase from the Company of such shares, all Advisor shares, as described in Exhibit A of this agreement, (See capitalization table marked as Exhibit A and incorporated by reference to this agreement) for a total of ONE THOUSAND DOLLARS ($1,000.00) and hereby agrees that the subscription agreement will be immediately provided to Advisors and executed by the Company, as well as Advisors, evidencing the purchase of such shares (the Advisory shares) from the Company. For the absence and avoidance of doubt the Company agrees that the Company’s capitalization is defined as and accurately reflected in the spreadsheet attached hereto as “Exhibit A,” mutually executed by the Company and Advisors.
(b)	All compensation due to the Advisors and securities purchased by Advisors hereunder shall have no offsets, are non-refundable, non-cancelable and shall be free and clear or any and all encumbrances.
(c)	Should the Company cancel the transaction or this agreement, for any reason or no reason at all, the Company agrees to pay Advisors an exit fee of $50,000.00 to compensate Advisors for all the time spent on the transaction.
(d)	Unless and until the Fee shall be paid in full by the Company, the Advisors shall retain all right, title and interest to all rights in the Plan, including copyright, and the Company shall not implement, reproduce, publish or distribute any part of the Plan without the express permission of the Advisors.

3

Section 3. EXPENSES. The Company shall advance or reimburse the Advisors for all pre-approved out-of-pocket or necessary expenses incurred by the Advisors in connection with their duties hereunder; Any such expenses in excess of $200 shall be pre-approved by the Company and evidenced by written documentation provided to the Company prior to reimbursement to Advisors, or advancement by the Company. However, all major travel expenses, such as airfare, hotel, transportation and transfer, shall be paid to Advisors in advance of such travel. Reimbursement by the Company to the Advisors, or to any third party designated by the Advisors, shall be made immediately upon presentment of expenses to the Company by the Advisors.

Section 4. TERMINATION.

(a) Either party may terminate this 2 year Agreement at any time for any reason whatsoever or no reason; however, such termination shall not remove the Company’s nor the Advisors’ obligations that survive per the terms of the Agreement, including, but not limited to, the Company’s obligation to pay the Compensation to Advisors per section 2 of this consulting agreement, including the right of the Advisors to own an interest in the Company per their respective percentage as delineated in Exhibit A of this agreement (See capitalization table marked as Exhibit A and incorporated by reference to this agreement) upon the successful closing of the financing or going public transaction. For the absence of doubt, once the Company’s financing is successfully completed, should the Company unilaterally terminate the public transaction, Advisors’ equity in the Company will automatically fully vest in the Company, unless Advisors are deemed to be gross negligent or deemed to have committed willful misconduct.

(b) Upon the termination of this Agreement and receipt of any then unpaid portion of the Fee, the Advisors will deliver to the Company, and will not keep in the Advisors’ possession, recreate or deliver to anyone else, all property belonging to the Company, including without limitation all Confidential Information, as defined below, and other hardware, equipment, documents, software, source codes, discs, diskettes, tapes, records, data, notes and correspondence and copies or reproductions thereof whether or not developed by Advisors during the course of this Agreement, that relate to the Company.

Section 5. BREAK UP FEE. Should the Company terminate this agreement after a financing but prior to the going public transaction being completed, the Company hereby understands and agrees to pay Advisors a break-up fee or exit fee (as stated in Section 2(c), in the amount of $50,000.00.

Section 6. NONCIRCUMVENTION; NONSOLICITATION. The Company agrees that during the term of this Agreement, and for a period of two (2) years thereafter (the “Restricted Period”), it shall not, directly or indirectly, either attempt to or act to circumvent, avoid or bypass Advisors, to avoid payment of the Fee or Compensation or to prevent Advisors from realizing the full value thereof. Save and excepting only attorneys and accountants providing solely legal and accounting services, the Company further agrees that during the Restricted Period neither the Company nor any of its officers, directors, affiliates, employees, advisers, representatives, agents, or shareholders will directly or indirectly solicit or accept any business, investment, services, partnership, loan, transaction or agreement with any person or entity introduced to the Company by the Advisors, without the prior written permission of Advisors which may be conditioned or delayed at the discretion of Advisors.

4

Section 7. REPRESENTATIONS AND WARRANTIES. The Company warrants and represents to Advisors as follows:

(a)	The Company has all requisite power and authority to execute and deliver this Agreement and the Warrant and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Warrant and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors and no other proceedings (corporate or otherwise) are necessary for the Company to authorize this Agreement or the Warrant or to consummate the transactions contemplated hereby. This Agreement and the Warrant have been duly and validly executed and delivered by the Company, and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms. Schedule 6(a) attached hereto sets forth the complete list of the issued and outstanding equity and voting securities of the Company, describing each class, and listing all of the holders of each class and the amount of shares or securities held by each Person.
(b)	Neither the execution and delivery of this Agreement or the Warrant by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles or certificate of incorporation, bylaws or other applicable document of the Company, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Company is a party or by which the Company may be bound, or (iii) violate any law or order, applicable to the Company.
(c)	There is no action, suit, proceeding or investigation pending and of which Company has received notice, or, to the Company’s knowledge, currently threatened, against the Company (nor, to the Company’s knowledge, is there any reasonable basis therefor).
(d)	No current or former shareholder, officer, former officer, director, former director, or current employee of the Company is now, or has been during the past three years, (a) a party to any transaction or agreement with the Company (other than employment arrangements in the ordinary course of business) or (b) to the Company’s knowledge, the direct or indirect owner of an interest in any person or entity that is a present competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly-held companies), nor, to the Company’s knowledge, does any such person receive from any source other than the Company income that relates to the Company or its business or should properly accrue to the Company.
(e)	All materials or information provided or to be provided to the Advisors or any third party regarding the Company’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws.
(f)	The Company agrees to retain a professional SEC authorized and qualified transfer agent (as that term and qualification is defined by the SEC) to issue existing and newly issued shares to existing shareholders and Advisors, respectively.
(g)	The Company has been informed that when/as/if necessary, Advisors intend to obtain a legal opinion regarding whether Advisors may rely upon the Rule 144 safe harbor and sell Advisors’ Shares in the public markets pursuant to an available exemption under the securities laws from a licensed securities attorney to be chosen by Advisors. The Company or its successor entity( if one is formed) has no objection to said attorney of Advisors providing the required legal opinion, provided, however, that Company reserves the right to examine the legal opinion and to determine if it properly states a basis for removal of the restrictive legend from the certificate(s) issued to Advisors and resale of the shares in the public markets pursuant to the Securities Act. Such right to examine by the Company will not exceed 2 business days. Company or its successor entity or entities also herby agrees to provide Advisors, without delay, an Issuer Letter to Advisors’ Broker and the Company’s transfer agent, authorizing removal of the restrictive legend on Advisors’ stock certificates to enable Advisors to sell its shares, as and when Advisors deems fit to sell its shares. The Company agrees to issue such Issue Letter for the benefit of Advisors, to the Company’s transfer agent and the Advisors’ broker for the benefit of Advisors within 2 business days from the date of request by Advisors or Advisors’ securities lawyer or Advisors’ broker.

5

(h)	The Company understands and agrees that successful development and implementation of the Plan, including obtaining the necessary funding, is an uncertain process that is subject to substantial known and unknown risks as well as to the Company’s ability to execute on its business plan. Nothing in this Agreement or any of Advisors’ statements to the Company shall be construed as a promise or guarantee of anything beyond the commercially reasonable efforts of Advisors. The Advisors has not and cannot guarantee results. Any comments about anticipated outcomes are expressions of opinion only.
(i)	The Company agrees that it will convert all existing debt, including but not limited to convertible notes, if any, into equity, prior to the Transaction.
(e)	The Company understands and agrees that if the Transaction does not close that the Company is responsible to reimburse Advisors for All Transaction Expenses, as described in this agreement.
(j)	The representations and warranties in this Section 7 are made by the Company with the knowledge that the Advisors are placing complete reliance thereon in entering into, and performing its obligations under, this Agreement.
(k)	The Company further agrees that any undisclosed liabilities, undisclosed legal or financial commitments, undisclosed liabilities, or undisclosed capitalization commitments will be deemed as unilateral culpability of Pelican Delivers Inc., not the Company and Company hereby agrees to be personally liable for such failure to disclose and thereby activate section 8 of this agreement with respect to indemnification in favor of Advisors and the Company and immediate vesting of Advisors’ ownership percentage.

Section 8. INDEMNIFICATION. In connection with the engagement of David N. Baker, Managing Member,Mercadyne Advisors LLC, (the “Advisors”) as well as Managing Member, Mercadyne Fund Management LLC, Managing Partner, Mercadyne Funds and Managing Member of the General Partner of Mach 100 LP all Nevada limited liability companies and Delaware Limited Partnership and the Company, Pelican Delivers Inc., the Company hereby agrees as follows:

(a)	The Company agrees to indemnify and hold harmless the Advisors and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all pending or threatened actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Advisors acting for the Company, including, without limitation, any act or omission by the Advisors in connection with its acceptance of or the performance or non-performance of its obligations under the Consulting Agreement, any breach by the Company of any representation, warranty, covenant or agreement contained in the Letter Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by the Advisors of its rights under the Letter Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of the Advisors by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

6

(b)	These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”): the Advisors, its present and former affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.
(c)	If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from their respective obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company, as applicable. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the written consent of the Company (which consent shall not be unreasonably withheld or delayed). The Company shall not, without the prior written consent of the Advisors, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (a) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (b) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.
(d)	In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (a) in accordance with the relative benefits received by the Company and its respective stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (b) if (and only if) the allocation provided in clause (a) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its respective stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Letter Agreement relates relative to the amount of fees actually received by the Advisors in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by the Advisors pursuant to the Letter Agreement.
(e)	Neither termination nor completion of the engagement of the Advisors referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect and shall be in additional to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise. The indemnification provisions shall be binding upon the Company and its respective successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

7

Section 9. NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid. The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Company:	With a copy to (which shall not be notice): NA
Pelican Delivers Inc. 5452 Pineridge Drive, Bremerton, WA 98311
(360) 731-6611

If to the Advisors:	With a copy to (which shall not be notice): NA

Mercadyne Advisors LLC
Attn: David N. Baker
6565 Spencer Street Suite 205
Las Vegas, NV 89119 Tel: 415.297.4748
Email: dnb@mercadyne.com

8

Section 10. STATUS OF ADVISORS. The Advisors shall be deemed to be independent contractors and, except as expressly provided or authorized in the Agreement, shall have no authority to act for on behalf of or represent the Company. This Agreement does not create a partnership or joint venture.

Section 11. OTHER ACTIVITIES OF ADVISORS. The Company recognizes that the Advisors now renders and may continue to render consulting and other services to other companies that may or may not conduct business and activities similar to those of the Company, including servicing as a board member or advisory board member to such other companies. The Advisors shall not be required to devote his full time and attention to the performance of his duties under this Agreement, but shall devote only so much of his time and attention as it deems reasonable or necessary for such purposes.

Section 12. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interest or obligations hereunder may not be assigned by either party except upon the prior written consent of the other party.

Section 13. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

Section 14. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

Section 15. NON-WAIVER. The failure of any party to insist upon the strict performance of any of the term, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of the Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Section 16. REMEDIES FOR BREACH. The Advisors and the Company mutually agree that any breach of Sections 2(a),(b),(c),(d), 4, 5, 6 or 7,or 8 of this Agreement by the Advisors or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it. The Advisors agrees that if the Company should seek injunctive relief, and a bond or other security is required by the issuing court, that the appropriate amount of any bond to be posted shall not exceed One Thousand Dollars ($1,000.00). The defaulting party shall pay all attorneys’ fees and costs incurred by the other party in enforcing this Agreement. The Company hereby agrees that, at the option of the Advisors, any controversy between the Company and the Advisors (including, without limitation, regarding the construction of the Agreement, and any claim arising out of this Agreement or its breach), shall be submitted to binding arbitration upon the written request of the Advisors. The parties to such arbitration shall comply with the rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to a reasonable award of attorneys’ fees and costs, including the cost of the arbitration.

9

Section 17. LIMITATION OF LIABILITY. Subject to Section 7 of this agreement which supersedes this Section 16 and Section 15 above, in no event shall Advisors’ total liability under this Agreement exceed the amounts actually paid by the Company to Advisors over the thirty (30) days immediately preceding the latest fact, circumstance or event which is alleged to give rise to liability, nor shall Consultant be liable for any special, incidental, indirect or consequential damages whatsoever, including, without limitation, damages for loss of business profits, business interruption, loss of business information or any other pecuniary loss, arising out of the use of or inability to use the Plan, the Services or the failure to provide the Services, even if Advisors have been advised of the possibility of such damages.

Section 18. GOVERNING LAW. The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the State of Washington. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Washington without regard to such state’s principles of conflicts of laws. The parties irrevocable and unconditionally agree that the exclusive place of jurisdiction and venue for any action, suit or proceeding or arbitration (“Actions”) relating to this Agreement shall be in the state and/or federal courts situated in Washington. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Service of the process in any Action by any party may be made by serving a copy of the initiating process (e.g., demand for arbitration or summons and complaint), in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

Section 19. HEADINGS. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

10

Section 20. COUNTERPARTS. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PELICAN DELIVERS INC.

By: /s/ David Comeau

Name: David “Dave” Comeau

Title: CEO and Founder

By: /s/ Tina Comeau

Name: Tina Comeau

Title: Chief Operating Officer and Founder

MERCADYNE LLC – Advisors

By: /s/ David N. Baker

Name: David N. Baker

Title: Managing Member

11

Pelican Delivers Inc.
Exhibit A

This Exhibit A is incorporated by reference to the Advisory agreement dated 7/10/19 between Pelican Delivers Inc. a Washington State Corporation and David N. Baker. This Capitalization Table is Post Financing.

Capitalization Table Post Financing or Post Merger or Registration and Post Financing*

$3 million Private Placement or PIPE (Private Investment in Public Equity)

	Fully Diluted Outstanding Shares at Closing
	Number	Percent
David G. Comeau, CEO	3,000,000	30.00%
Tina M. Comeau, CEO	3,000,000	30.00%
Private Placement Investors	1,500,000	15.00%
David N. Baker, Advisor	1,500,000	15.00%
Vadim A Tarasov Interim CTO	500,000	5.00%
Byron P Kwok	500,000	5.00%
Fully diluted shares, post merger, post financing*	9,999,999	100.00%

*All share counts and percentages subject to change if equity component of PIPE raise or other financing varies from $3.0 Million, interim financing is provided or Equity Incentive plan is created. Advisor percentage not subject to reduction. Advisor shares subject to increase if equity component of financing increases above $3.0 Million or pre-money valuation increases above $12 million. Valuation subject to change based upon due diligence, market conditions, and operating results.

By: /s/ David Comeau

Name: David “Dave” Comeau

Title: CEO and Founder

Date: 7/11/19

By: /s/ Tina Comeau

Name: Tina comeau

Title: Chief Operating Officer and Founder

Date: 7/11/19

MERCADYNE LLC – Advisors

By: /s/ David N. Baker

Name: David Baker

Title: Managing DNB Member, Mercadyne Management Mercadyne Advisors

Date: 7/12/19

12